Greenfield Farms Food, Inc. Announces Product Availability With the Healthy Home Markets

Jul. 12, 2011 (Marketwire) --

OAKBORO, NC -- (Marketwire) -- 07/12/11 -- Greenfield Farms Food, Inc. (OTCQB: GRAS) (OTCBB: GRAS) announced today that it is now the exclusive supplier of fresh grassfed beef to the Charlotte, NC based specialty grocery Healthy Home Markets. The company will supply product to three stores in the Charlotte area and a fourth location in Hickory, NC. In addition to fresh products, Greenfield Farms will supply a variety of frozen products for placement in several stores. Mike Maddox, Healthy Home Market's Vice President of Retail Operations, said, "I am proud to announce that Healthy Home Markets and Greenfield Farms have partnered to bring a quality grassfed product into our stores. We have searched for quite some time to find a provider that could handle our supply needs while being consistent in our company standards. Greenfield Farms will be a vital part of our growth going forward."

About Greenfield Farms Food, Inc.

Greenfield Farms Food, Inc. is a consumer and wholesale driven producer of grassfed beef focused on delivering its product to major retail grocery chains throughout the country. The Company and its collective group of producers represent over 2,500 acres in pasture under management and approximately 2,000 heads of cattle. The company is a recognized producer of grassfed beef by the USDA-Food Safety and Inspection Service and is approved to carry the designation "Grassfed Beef" on all product labeling. The company operates a cold storage and distribution facility in Oakboro, NC.

Forward-Looking Statements

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such proclamations about the Company's future expectations, including future revenues and earnings, technology effectiveness and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results.

Contact:
For Investor Relations:
Larry C. Moore
704-619-3738

Source: Marketwire (July 12, 2011 - 12:01 AM EDT)

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